Classic Aviation Products
PRESS RELEASE FOR IMMEDIATE RELEASE	January 28, 2004

KALITTA CHARTERS SELECTS AVCON INDUSTRIES' REDUCED VERTICAL SEPARATION MINIMUMS (RVSM) SOLUTION FOR ITS LEARJETS.

[OLATHE, KANSAS, January, 28, 2004] - Butler National Corporation (OTCBB - "BUKS") announces Kalitta Charters selected AVCON Industries, a wholly-owned subsidiary of Butler National Corporation, to provide the turn-key RVSM solution for its fleet of 12 Learjet 20 series aircraft. Kalitta selected AVCON's solution based on the high quality of installation and the long-standing business relationship between Kalitta and AVCON. Once installed, the aircraft will meet the future federal aviation administration equipment requirements necessary to fly at altitudes above 29,000 feet.

Kalitta has scheduled retrofit slots to complete airplane fleet compliance by December of 2004. AVCON currently has slots available through November, 2004. "In the next 60 days, we expect our current facilities will be scheduled full through the better part of the year. We are offering a price incentive at $156,975 to receive commitments before February 15, 2004. We expect the price to increase as we get closer to the mandatory compliance deadline," commented Larry Franke, President of AVCON.

Domestic RVSM establishes six additional flight levels for airplane operations between 29,000 and 41,000 feet. Implementation reportedly enhances aircraft operating efficiency by making more fuel/time efficient flight levels available. RVSM also enhances air traffic control flexibility and enroute airspace capacity.

Avcon's RVSM turn-key solution generally requires 10 to 14 days downtime for structural and electrical modifications to replace the existing pitot and static system. The installation features the addition of two IS&S RVSM altimeters that include altitude alerting functions, and a third, completely-redundant standby altimeter system. Avcon also installs an autopilot interface unit and Rosemount pitot/static probes. L-3 Communications (formerly JET) performs an inspection and overhaul to the FC-110 autopilot system.

Our Business:

About Avcon Industries, Inc.
AVCON Industries, Inc., a wholly-owned subsidiary of Butler National Corporation, offers regulatory and special mission modifications of business-size aircraft. AVCON specializes in passenger to freighter conversions, installation of aerial photography equipment, and stability enhancing modifications for Learjet, Beechcraft, Cessna, and Dassault Falcon aircraft along with other specialized modifications.

About Butler National Corporation
Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dessault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT: William A. Griffith, Investor Relations Butler National Corporation 19920 W. 161st Street Olathe, KS 66062	Ph (913) 780-9595 Fax (913) 780-5088
For more information, please visit the Company web site: www.butlernational.com -End-